Exhibit 23.2

Independent Auditor’s Consent

We consent to the use in this Amendment No. 1 to Registration Statement on Form S-4 of Quality Distribution, LLC and QD Capital Corporation of our report, dated July 31, 2007, with respect to the balance sheet of Boasso America Corporation as of March 31, 2007, and the related statements of income, shareholders’ equity and cash flows for the twelve months then ended.

/s/ Wegmann Dazet & Company

Metairie, LA

May 1, 2008